EXHIBIT 10.13

PREGIS HOLDING I CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

1. Name. This plan shall be known as the PREGIS HOLDING I CORPORATION EMPLOYEE STOCK PURCHASE PLAN (the “Plan”).

2. Purpose. The Plan is intended to encourage participation in the ownership and economic progress of Pregis Holding I Corporation (the “Company”) by offering certain employees of the Company and its subsidiaries a one-time opportunity to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

3. Administration. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), provided, however in the event that no such Committee is established, the Plan shall be administered by the Board, and in such event all references herein to the Committee shall be deemed to reference the Board. Subject to the express provisions of the Plan, the Committee shall have the discretion (i) to construe and interpret the Plan, (ii) to prescribe, amend or rescind rules and regulations relating to the administration of the Plan and (iii) to make all other determinations necessary or advisable for the administration of the Plan, including, without limitation, who shall participate in the Plan, how many shares shall be sold to each participant and the price at which shares shall be sold under the Plan.

4. Price and Payment. The purchase price for the Common Stock sold under the Plan shall be $10,000. Employees who are awarded the right to purchase shares under the Plan shall pay the purchase price for such shares by check or such other payment acceptable to the Company. Employees purchasing shares under the Plan must purchase at least .25 shares, with an aggregate purchase price of $2, 500. The number of shares which may be purchased shall be limited as necessary to ensure that the aggregate sales price of shares sold in the United States under the Plan and any other employee benefit plan with which the Plan is integrated does not exceed US $5,000,000 in any consecutive twelve-month period.

5. Stock Subscription Agreement. Any person who is not a resident of the state of California who purchases Common Stock pursuant to the Plan shall enter into a Subscription Agreement with the Company in substantially the form of Exhibit A hereto. Any person who is a resident of the state of California who purchases Common Stock pursuant to the Plan shall enter into a Subscription Agreement with the Company in substantially the form of Exhibit B hereto.

6. Nonassignability. No offer of shares of Common Stock under the Plan or any agreement to any participant shall be assignable or transferable other than by will or by the laws of descent and distribution. Unless otherwise determined by the Committee, during the life of the participant, all offers under the Plan or under any agreement to any participant may be accepted only by such participant.

7. Amendment and Termination. The Committee may, at any time, suspend, amend or terminate the Plan; provided, however, that no suspension, amendment or termination hereof shall amend, alter or impair any rights or obligations with respect to any Common Stock previously sold under the Plan. This Plan shall be deemed adopted and become effective upon the date this Plan is adopted by the Board.

8. One-Time Offer. The Plan is a one-time offer to purchase shares of Common Stock on January 31, 2006. The Plan is no way provides any participant any right to purchase shares of Common Stock thereafter.

Dated: December 20, 2005